Exhibit 10.1

September 29, 2008

China Gene Ltd.

Hong Kong

Re:           Rescission of Agreement

Dear Mr. Wang Yang:

Pursuant to our discussion this letter will confirm that Chine Gene Ltd. and International Consolidated Companies, Inc. agree to rescind the transaction between them as effectuated through Grow Ease International Ltd. and AIM Sky Ltd., both British Virgin Island corporations.

Any expenses incurred by either party during this transaction will be the responsibility of the party and the parties agree that there is no further obligation between them. The agreement is hereby rescinded as if it had been terminated prior to closing. Any share ownership shall be returned to the respective party so that both are in the same position as if the transaction had not closed.

Sincerely,

INTERNATIONAL CONSOLIDATED COMPANIES INC.

/s/ Antonio F. Uccello, III

ANTONIO F. UCCELLO III
CEO

/s/ Wang Yang

READ AND AGREED BY CHINA GENETIC LTD.
MR. WANG YANG